Exhibit 99.1

Speedus Announces Second Quarter 2005 Results

August 15, 2005 – New York, New York

Speedus Corp. (NASDAQ: SPDE) today announced a net loss of $2.4 million, or $0.15 per share on a fully diluted basis, for the six months ended June 30, 2005 compared to net earnings of $9.0 million, or $0.54 per share on a fully diluted basis, for the six months ended June 30, 2004. The loss before depreciation and amortization was $1.9 million for the six months ended June 30, 2005 compared to earnings before depreciation and amortization of $9.6 million for the six months ended June 30, 2004.

The results for the six months ended June 30, 2004 were primarily driven by a gain from technology settlement in the amount of $15 million. In connection with this settlement, the Company incurred $2.9 million in technology settlement expenses.

For the quarters ended June 30, 2005 and 2004, the Company reported a net loss of $1.4 million, or $0.09 per share on a fully diluted basis, in each period. The loss before depreciation and amortization for the quarters ended June 30, 2005 and 2004 was $1.1 million in each period.

For the six months ended June 30, 2005, total operating expenses, before depreciation and amortization and technology settlement expenses, amounted to $2.8 million compared to $3.0 million for the six months ended June 30, 2004. Net of an increase in the amount of $0.1 million as a result of the opening of a second F&B Güdtfood store in the second quarter of 2004, this $0.3 million decrease is primarily a result of the continuation of personnel reductions and cost-saving measures.

About Speedus Corp.

Speedus Corp. is a holding company with controlling interests in Zargis Medical Corp. and F&B Güdtfood Holdings, Inc. Speedus Corp also owns broadband intellectual property and controls licensed wireless frequencies. Additional information on Speedus Corp. and its services may be obtained at www.speedus.com or by contacting John Kallassy at 888-773-3669 (ext. 22) or jkallassy@speedus.com.

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Statements contained herein that are not historical facts, including but not limited to statements about the Company’s product, corporate identity and focus, may be forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company, including, but not limited to, the continuing development of the Company’s sales, marketing and support efforts.

These financial statements do not include all information and notes required by generally accepted accounting principles for complete financial statements. These financial statements should be read in conjunction with the Company’s 2004 audited consolidated financial statements and notes thereto on Form 10-K and quarterly reports on Form 10-Q. Operating results for the three and six months ended June 30, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005.

CONTACT: John Kallassy of Speedus Corp., 888-773-3669, ext. 22, or jkallassy@speedus.com

SPEEDUS CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended June 30,		Six months ended June 30,

	2005	2004	2005	2004
Revenues	$282,947	$200,228	$509,726	$351,243

Expenses:
Selling, general and administrative	964,939	1,169,568	1,939,921	2,162,282
Research and development	369,637	368,249	696,269	738,994
Depreciation and amortization	233,299	306,770	463,376	592,246
Cost of sales	93,674	83,567	170,861	128,511
Technology settlement expenses	—	—	—	2,928,583

Total operating expenses	1,661,549	1,928,154	3,270,427	6,550,616

Operating loss	(1,378,602)	(1,727,926)	(2,760,701)	(6,199,373)
Investment income/(loss)	(612)	154,941	281,253	(103,181)
Minority interest	(1,466)	190,841	123,613	332,212
Gain from technology settlement	—	—	—	15,000,000

Net earnings/(loss)	$(1,380,680)	$(1,382,144)	$(2,355,835)	$9,029,658

Per share:
Basic earnings/(loss) per common share	$(0.09)	$(0.09)	$(0.15)	$0.55

Weighted average common shares
outstanding - basic	16,226,482	16,255,244	16,222,625	16,271,615

Diluted earnings/(loss) per common share	$(0.09)	$(0.09)	$(0.15)	$0.54

Weighted average common shares
outstanding - diluted	16,226,482	16,255,244	16,222,625	16,832,814

SPEEDUS CORP.
CONSOLIDATED BALANCE SHEETS

	June 30, 2005	December 31, 2004
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$15,793,908	$17,740,865
United States Treasury bills	4,964,850	5,977,200
Marketable securities	1,869,688	1,060,592
Prepaid expenses and other	167,062	173,979
Due from broker	12,455	—
Accounts and other receivables	1,600	49,134

Total current assets	22,809,563	25,001,770
Property and equipment, net of accumulated
depreciation of $241,391 and $175,457	557,368	609,840
Other intangible assets, net of accumulated
amortization of $2,209,691 and $1,812,249	1,020,353	1,417,795
Other investments	800,000	900,000
Other assets	782,278	752,869

Total assets	$25,969,562	$28,682,274

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$199,789	$315,742
Accrued liabilities	1,225,320	1,357,720
Securities sold and not purchased	35,586	—

Total current liabilities	1,460,695	1,673,462

Minority interest	35,681	159,294

Commitments and Contingencies

Stockholders' equity:
Common stock ($.01 par value; 50,000,000
shares authorized; 21,633,674 and 21,587,674	216,337	215,877
shares issued)
Preferred stock ($.01 par value; 20,000,000
shares authorized):
Series A Junior Participating ($.01 par value;
4,000 shares authorized; no shares issued
and outstanding)	—	—
Additional paid-in-capital	90,601,289	90,546,583
Treasury stock (at cost; 5,421,549 and 5,368,949 shares)	(5,575,347)	(5,499,684)
Accumulated deficit	(60,769,093)	(58,413,258)

Stockholders' equity	24,473,186	26,849,518

Total liabilities and stockholders' equity	$25,969,562	$28,682,274